EXHIBIT 23.2

                          INDEPENDENT AUDITOR'S CONSENT

To the Board of Directors
Kideo Productions, Inc.

We hereby consent to the use in the Prospectus constituting part of the Registration Statement on Form SB- 2 of our report dated November 13, 1995, except for the first paragraph of Note 6, as to which the date is January 5, 1996, on the consolidated financial statements of Kideo Productions, Inc. and Subsidiaries as of July 31, 1995 and for the year ended July 31, 1995 which appear in such Prospectus. We also consent to the reference to our firm under the captions "Change in Accountants" and "Experts" in such Prospectus.


/s/ Goldstein Golub Kessler & Company, P.C.
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GOLDSTEIN GOLUB KESSLER & COMPANY, P.C.

New York, New York
August 15, 1997


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